Exhibit 99.1

December 19, 2016

To Our Shareholders:

As 2016 draws to a close, I want to provide you with an update on our progress at pSivida. Since I joined the Company in September of this year, I have undertaken a thorough review of the company’s assets and how we are deploying our people, our technology and our capital. I am very pleased with the significant strength of our proven Durasert ® sustained release drug technology and the scientific, regulatory and manufacturing team here at pSivida, along with the corporate and administrative staff. We have a talented group of people who are very committed to seeing our products brought to market for the benefit of patients as well as our shareholders. We recently have strengthened the team by the addition of Dr. Dario Paggiarino, our Chief Medical Officer, who joined in August, and Deb Jorn, a proven commercial and licensing executive who joined in November. Both Dario and Deb bring a wealth of experience from multiple biopharmaceutical companies to enhance the already talented group of people here at pSivida. Together, we are keenly focused on executing our operating plan and delivering results.

While we continue to develop our novel sustained release drug technologies, we are shifting the deployment of our efforts and capital more towards our proven Durasert technology for small molecules and with established drugs that are already approved by the regulatory authorities. This will allow us to take on less technology and regulatory risk, while potentially bringing products to market faster.

We currently have three programs that are well positioned to achieve multiple significant catalysts during 2017. In addition, a key objective for our team is to increase the number of partnered collaboration programs based on our unique technologies as the year progresses. A brief review of progress since our third quarter report and conference call with investors follows:

Our Durasert three-year treatment for posterior segment uveitis met its enrollment target in the second uveitis Phase 3 trial of 150 patients in September. We continue to expect to complete the readout from this second trial by mid-year 2017. The first Phase 3 study data was positive and highly statistically significant and will be used in our E.U. marketing authorization application, for which we continue to target a first half 2017 submission. Our team is actively pursuing a partnership to market the Durasert three-year treatment for posterior segment uveitis in Europe, and as developments merit we will update you on this key strategic

480 Pleasant Street
Suite B300	Main: 617-926-5000
Watertown, MA 02472	Fax: 617-926-5050
Web: www.psivida.com

commercial effort. At the same time, should our second Phase 3 trial also prove to have positive results, as we expect, we remain confident in our ability to file a New Drug Application (NDA) for this product to the U.S. Food & Drug Administration (FDA) during the second half of 2017.

In addition to the three-year Durasert treatment, we have begun a development program for a next generation Durasert bio-erodible shorter duration treatment for posterior segment uveitis. We continue to plan to begin pre-clinical safety and PK studies of this product candidate in the first half of 2017.

The Hospital for Special Surgery (HSS) and pSivida investigator-sponsored clinical study of a Durasert implant to treat severe Osteoarthritis (OA) of the knee continues. The implant is designed to provide long-term pain relief for this condition, which, if effective, could potentially result in the delay of knee replacement surgery. The study is an open-label, single dose, safety and tolerability study of the screw implant to deliver dexamethasone, a corticosteroid previously proven to provide pain relief in knee OA. To date, three patients have received the implant and full enrollment will be reported when achieved.

In addition, we are encouraged by the progress the team has made in identifying and pursuing additional collaborations with drug developers for our Durasert and potential Tethadur technologies and in out-licensing our EU rights for our Durasert Uveitis product. As developments get finalized, we will announce additional collaborations.

While we move to advance both the clinical and commercialization efforts of the company, we also have taken a hard look at our infrastructure and costs and have implemented actions designed to reduce administrative costs over the long term. At the same time, we are expanding our efforts to educate investors about our company, its progress and its potential. I’ve just finished a series of meetings last week in the Midwest and we are planning for a very full schedule during the JP Morgan Healthcare Conference in San Francisco January 9-11, 2017.

In summary, we are very excited about our potential to build value over the next year. Specifically, our goal is to achieve the following catalysts by this time next year:

•	Submit E.U. marketing approval application for Durasert three-year treatment for posterior segment uveitis

•	Enter into a strategic partnership to market the Durasert treatment for uveitis in Europe

•	Announce results of our second Phase 3 clinical trial in posterior segment uveitis by mid year 2017

•	Submit NDA to the U.S. FDA for Durasert three-year treatment for posterior segment uveitis in the second half of 2017

•	Announce 24-week post-treatment results of HSS investigator-sponsored study of Durasert implant to treat severe OA

•	Enter into additional collaborations with drug developers for our Durasert and potential Tethadur technologies

We look forward to reporting on our progress as details are finalized. If we can answer any questions, please contact our investor relations team at 212-850-6020 and thank you for your continued support of pSivida.

Best wishes for a healthy, happy holiday season,

Nancy Lurker

President & CEO

480 Pleasant Street
Suite B300	Main: 617-926-5000
Watertown, MA 02472	Fax: 617-926-5050
Web: www.psivida.com